Exhibit 99.1

Education Industry Veteran Dr. Therese “Terry” Crane, Ed. D. Joins
National American University’s Board of Directors

Rapid City, South Dakota, January 7, 2010 — National American University Holdings, Inc. (the “Company”) (OTCBB: CAEL) today announced that Dr. Therese “Terry” Crane, Ed. D. has joined the Company’s Board of Directors, effective December 31, 2009. With the addition of Dr. Crane, the Company filled a vacancy in its Board of Directors. Dr. Crane will serve on the Audit and Compensation Committees.

With more than 30 years experience as an educator, business executive, and technology expert, Dr. Crane is widely recognized as one of the nation’s most innovative leaders in educational technology. In 1999, eSchool News selected Dr. Crane as one of the “Impact 30” — top movers and shakers for educational technology for the decade.

Dr. Crane recently served as a member of the board of directors of Camden Learning Corporation until the closing of the acquisition of Dlorah, Inc., a South Dakota corporation operating National American University. Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, added, “We are excited to have Dr. Crane back to join our Board. We believe that Dr. Crane’s background in blending evolving technologies with traditional education methods will be a tremendous asset to the Board and the Company. We look forward to her contribution as the university continues to grow and expand our educational opportunities.”

Dr. Crane was the former Vice President for Education and Family Products at AOL, where she was responsible for the education strategy and initiatives including AOL@SCHOOL serving 34 million homes and schools worldwide. She also served as the AOL Education Advisor from 2003 to 2007. She previously served as President of Compass Learning, formerly Jostens Learning Corporation, where she oversaw the management of the company’s core K-12 software business.

Dr. Crane was co-chairman of the National CEO Forum for Education and Technology. The forum published a yearly report on the state of technology in U.S. schools from 1997-2002.

Dr. Crane currently serves on the boards of Questia Media, Inc., Tutor.com, the Western Governor’s University, and is the Chairman of Nobel Learning Communities Inc. She also serves as the Senior Education Advisor to the e-Luminate Group educational technology consulting practice. Moreover, she serves on the National Education Association Foundation Board and Co-Chairs the Development Board for The University of North Texas School of Education. She was a 7-year trustee and chairman of the National School Boards Foundation and a former board member of TestU and AlphaSmart.

About National American University Holdings, Inc.
National American University Holdings, Inc. operates National American University. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, National American University has been providing quality career education since 1941.  National American University opened its first campus in Rapid City, South Dakota, and the university has grown to multiple locations throughout the central United States.

In 1996, National American University started developing online courses through its distance learning virtual campus, and today offers students the flexibility and convenience to take classes at times and places of their choice to fit their busy lifestyle.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding National American University Holding Inc.’s business.  Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions.  These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition.  Specifically, forward-looking statements may include statements relating to the benefits of the future financial performance of National American University; the ability to continue to receive Title IV funds; the growth of the market for National American University’s services; expansion plans and opportunities; consolidation in the market for National American University’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.   These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include: (1) National American University’s maintenance of Title IV eligibility and Department of Education/Higher Learning Commission accreditation; (2) success in retaining or recruiting, or changes required in, National American University’s officers, key employees or directors; (3) the potential liquidity and trading of the Company’s common stock; (4) adverse tax consequences related to National American University Foundation; (5) the Company’s revenues and operating performance; (6) changes in overall economic conditions; (7) anticipated business development activities of National American University; (8) risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); and (9) other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission and those factors listed in the Current Form on Form 8-K filed on November 30, 2009 therein under “ Risk Factors.”  The Company assumes no obligation to update the information contained in this release.

Contacts:

National American University Holdings, Inc.
Contact: Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Adam Prior
212-836-9606
aprior@equityny.com